Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

LA QUINTA HOLDINGS INC.

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the corporation is La Quinta Holdings Inc. (the “Corporation”).

SECOND: The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: The name of the sole incorporator is Sung Bum Cho, Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017-3954.

SIXTH: The Board of Directors of the Corporation may adopt, amend or repeal the By-laws of the Corporation.

SEVENTH: Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on December 9, 2013.

By :	/s/ Sung Bum Cho
Sung Bum Cho
Sole Incorporator